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Exhibit 21.1

Subsidiaries of the Company

Independence Air, Inc. (a California corporation)

Atlantic Coast Jet, LLC (a Delaware limited liability corporation)

Atlantic Coast Airlines, Inc. (a Delaware corporation)

Atlantic Coast Academy, Inc. (a Delaware corporation)

WaKeeney, Inc. (a Delaware corporation)

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Exhibit 21.1